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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Jacor Communications, Inc., Jacor Communications Company, and Subsidiary Guarantors of our report dated March 21, 1996 relating to the consolidated financial statements of Noble Broadcast Group, Inc. (which report includes an explanatory paragraph regarding Jacor Communications, Inc.'s agreement to purchase Noble Broadcast Group, Inc.) which appears on page 3 of Jacor Communications, Inc.'s Current Report on Form 8-K dated March 6, 1996, as amended on May 23, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

San Diego, California
January 2, 1997